EXHIBIT 10.22

July 18, 2013

Vanessa Soman

VIA EMAIL

Dear Vanessa,

We are pleased to extend to you an offer of employment with TheStreet, Inc. (the “Company” or “TheStreet”) as described below:

1.	POSITION: You will serve full time at TheStreet with the title of General Council. You will perform such duties, functions and responsibilities as are generally incident to such position, reporting to and subject to the direction of the Chief Financial Officer or his or her designee.

2.	TERM: You will commence employment on August 12, 2013 and your employment shall continue until terminated by either you or the Company.

3.	AT WILL STATUS: Your employment with TheStreet is “at will.” This means that either you or TheStreet may terminate your employment at any time, with or without notice, and with or without cause. Your status as an “at will” employee cannot be changed or retracted, either orally or in writing, by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, which is signed both by you and the Company’s Chief Executive Officer.

4.	COMPENSATION: We will compensate you as an exempt employee at the rate of $6,875.00 semi-monthly, which is $165,000 on an annualized basis. Payments are made on the 15th and last day of each month (or the preceding business day if the regular payday falls on a weekend or holiday) and will be subject to applicable withholding and taxes.

5.	BONUS: In addition to your base salary, you are eligible to receive a bonus for 2013 of up to 20% of the base salary you receive during 2013, as determined by the Company in its sole discretion, which determination may be based on both your individual performance and the performance of the Company. Bonuses will be calculated quarterly. Target bonuses for each calendar quarter will be 22.5% of the annual target bonus, with the remaining 10% of the annual target bonus to be based upon the full year. Any bonus amount determined by the Company to be payable shall be paid not later than 30 days following the end of the quarter, with respect to the second and third quarter bonus amounts and not later than 60 days following the end of the year, with respect to the fourth quarter and full year bonus amounts, provided that you must remain a full-time employee of the Company through the payment date in order to receive the payment.

6.	BENEFITS: You will be eligible to participate in any employment benefits plans provided by TheStreet, subject to the terms, conditions and eligibility requirements of any relevant benefits plan documents. At present, these benefits include, but are not limited to, group medical, dental and vision plans, 100% company paid coverage under the Company’s comprehensive Life Insurance, Short-Term and Long-Term Disability Plans subject to applicable waiting periods and three weeks of paid vacation annually (prorated for any partial year schedule). You will also have the opportunity to participate in TheStreet’s 401(k) Savings Plan which currently has a 6% employer match, Flexible Spending Account Plans and Transit, subject to the terms, conditions and eligibility requirements of such plans. TheStreet reserves the right to amend or terminate any of its benefit programs at any time with or without notice in its sole discretion.

7.	EQUITY COMPENSATION: On your first day of employment (the “Start Date”) you will be granted 10,000 shares of common stock of the Company (the “Option”), under the terms of the Company’s 2007 Performance Incentive Plan, as amended (the “Plan”). The Option will vest and become exercisable at the rate of twenty-five percent of the shares subject to the Option on the first anniversary of the Start Date and 1/36 of the remaining seventy-five percent of the shares subject to the Option in monthly increments over the next 36 months thereafter on the anniversary of the Start Date (or the last day of the month, if necessary). The per share exercise price for the Option will be the closing price of TheStreet common stock on the NASDAQ Stock Market on the grant date. Details regarding this grant, including any terms and conditions will be set forth in a separate grant agreement.

8.	POLICIES: As an employee, you will be required to comply fully with the provisions of the Company’s Investment policy, Code of Business Conduct and Ethics, Compliance Manual and other compliance policies and procedures relevant to your position with the Company (the “Employment Materials”). Compliance is a condition of employment at TheStreet and you will be required to sign forms confirming that you will abide by the requirements of these policies and procedures. These materials, however, will not change your at-will employment status and are merely meant to provide additional information relating to your job.

Vanessa, this letter and the Employment Materials contain all of the terms of your employment with the TheStreet and supersede any prior understandings or agreements, whether written or oral, between you and Company. This letter agreement may not be amended or modified except by an express written agreement signed by you and TheStreet’s Vice President of Human Resources (except that no amendment may change the at will nature of the employment unless in accordance with Paragraph 3). The terms of this letter and the resolution of any disputes hereunder shall be governed by New York law, without reference to principles of choice of law.

We hope that you find the foregoing terms acceptable. We are delighted to have you join TheStreet and look forward to a mutually beneficial working relationship. If you have any questions, please do not hesitate to contact me at 212-321-5119.

Sincerely,	ACCEPTED AND AGREED

s/s John Ferrara	s/s Vanessa Soman
John Ferrara	Vanessa Soman
Chief Financial Officer